Exhibit 99.1

155 EAST TROPICANA RECEIVES $1.5 MILLION DEPOSIT ON PURCHASE
AGREEMENT

Las Vegas, NV – November 27, 2007 – As previously reported, 155 East Tropicana, LLC (the “Company”) entered into a definitive Asset Purchase Agreement with Hedwigs Las Vegas Top Tier, LLC (the “Buyer”), an affiliate of the investment group led by NTH Advisory Group, LLC.  Also as previously reported, the Company subsequently entered into a first and second amendment to the Asset Purchase Agreement (collectively, the “Agreement”).

Under the terms of the Agreement the Buyer was required to pay a non-refundable deposit of $1.5 million by 5:00 p.m. PST on November 15, 2007.  On November 26, 2007, the deposit was paid by the Buyer and accepted by the Company.

The closing under the Agreement remains subject to the completion of certain conditions described in the Agreement. There can be no assurance that (i) the conditions to closing under the Agreement will ever be satisfied, or (ii) any transaction contemplated under the Agreement will be consummated, or (iii) if a transaction is consummated, it will be on the same or similar terms as currently provided under the Agreement.

About NTH Advisory Group, LLC

NTH Advisory Group, LLC, is a Santa Monica, California based casino and hotel  development and advisory firm led by Richard Bosworth, its Principal and President.

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at the Company’s website, www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995.  Actual events or results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to the uncertainties described above and the risks related to our substantial level of debt and our debt obligations and covenants; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; the Company’s dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; changes in federal or state tax laws; and factors beyond our control.  Additional information about factors that could affect the Company’s business is set forth in the Company’s SEC filings.

Contact:

Michael Hessling

(702) 597-6070

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